Exhibit 99

11011Via Frontera San Diego, CA 92127 Tel: 858-451-3771 Fax: 858-451-5719

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

SYNBIOTICS CORPORATION WINS TEMPORARY RESTRAINING ORDER

AGAINST AGEN BIOMEDICAL LIMITED

San Diego, California: March 15, 2004 — Synbiotics Corporation (OTCBB: SBIO) today announced that the United States District Court has issued a Temporary Restraining Order against Agen Biomedical Limited, preventing Agen’s canine heartworm diagnostic product from entering the United States market. Canine heartworm diagnostic products are the core of Synbiotics’ business.

United States Senior District Judge Rudi M. Brewster, of the United States District Court for the Southern District of California, ruled earlier that Synbiotics was likely to succeed on the merits of its claim that Agen’s canine heartworm diagnostic product, STATScreen™ CHW, which contains Synbiotics’ DI 16 872.5 monoclonal antibody, infringed Synbiotics’ United States Patent 4,789,631.

Today, Judge Brewster ordered that Agen, their directors, officers, employees, agents, servants, and all those in active concert or participation with them, are restrained from importing, making, using, selling, or offering for sale, in the United States, any canine heartworm kit containing the DI 16 872.5 monoclonal antibody manufactured or supplied by Agen.

“We are pleased with the court’s decision today. Synbiotics believes that this TRO will be followed by a preliminary injunction and that the upcoming trial scheduled for June will find Agen’s STATScreen™ CHW canine heartworm test kit infringes the ‘631 patent,” said Paul Hays, President & COO of Synbiotics Corporation. “Synbiotics has great regard for the U.S. courts and patent systems and endeavors to respect the patents of others. Without patents and the protection they provide, few companies would risk the development costs to bring innovative products to veterinarians and animal owners.”

Agen formerly manufactured and supplied Witness® HW brand test kits containing Synbiotics antibodies under a For Further Manufacture USDA license for Synbiotics. Synbiotics has obtained a new contract supplier and Witness® HW test kits are readily available.

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics and related products for the veterinary practice, veterinary laboratory and livestock & poultry markets worldwide. Headquartered in San Diego, California, Synbiotics develops, manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the continued effect on the business from our 2002 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2002. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.